Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2017, relating to the consolidated financial statements of Minerva Neurosciences, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Minerva Neurosciences, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 13, 2017